Exhibit 5.1 and 23.2

BOCA RATON
BOSTON
CHICAGO
HONG KONG
LONDON
LOS ANGELES
NEW ORLEANS
	1585 Broadway	NEWARK
	New York, NY 10036-8299	PARIS
PROSKAUER ROSE LLP	Telephone 212.969.3000	SÃO PAULO
	Fax 212.969.2900	WASHINGTON
November 16, 2009
Western Liberty Bancorp
1370 Avenue of the Americas, 28th Floor
New York, NY 10019
Ladies and Gentlemen:
     We have acted as counsel for Western Liberty Bancorp, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale by the Company from time to time of (i) (a) an indeterminate number of shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company, (b) an indeterminate number of shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”) of the Company, (c) shares of Common Stock to be issued upon exercise of (1) warrants issued in a private placement or exchanged for Common Stock issued in a private placement and to be sold pursuant to the Registration Statement, which are exercisable for shares of Common Stock at an exercise price of $12.50 per share (collectively, the “Private Warrants”) and (2) warrants issued in the Company’s initial public offering pursuant to a prospectus dated November 20, 2007, which are exercisable for shares of Common Stock at an exercise price of $12.50 per share (the “Public Warrants”) and (ii) the resale by certain selling security holders in one or more secondary offerings of (a) Private Warrants, (b) shares of Common Stock to be issued upon exercise by such selling security holders of Private Warrants and (c) shares of Common Stock issued to such selling security holders in a private placement prior to the Company’s initial public offering (the “Private Shares”), as described in the Registration Statement.
     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
     Based upon the foregoing, we are of the opinion that:
     1. When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof) or upon conversion or exercise of any security offered under the Registration Statement (the “Offered Security”), in accordance with terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the Board of Directors of the Company, for the consideration approved by the Board of Directors of the Company (which consideration is not less than the par value of the Common Stock), such shares of Common Stock will be validly issued, fully-paid and non-assessable.
     2. Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof), such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

PROSKAUER ROSE LLP
     3. The shares of Common Stock issuable upon exercise of the Private Warrants and Public Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Private Warrants and Public Warrants and, when issued and delivered in accordance with the terms of the Amended and Restated Warrant Agreement, dated as of July 20, 2009, as amended by the Amendment No. 1 to Amended and Restated Warrant Agreement, dated as of October 7, 2009, each between the Company and Continental Stock & Transfer Company, as warrant agent, (as amended, the “Warrant Agreement”), will be validly issued, fully paid and non-assessable.
     4. When the Public Warrants and Private Warrants have been duly executed, issued and delivered in accordance with the Warrant Agreement, such Public Warrants and Private Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.
     5. The Private Shares have been duly authorized and are validly issued, fully paid and non-assessable.
     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Company shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, (iii) the Warrant Agreement is a valid, binding and enforceable agreement of each party thereto (other than the Company), (iv) there shall not have occurred any change in law affecting the validity or enforceability of any of the Company’s securities, (v) that no Offered Security or share of Common Stock underlying either the Private Warrants or Public Warrants will be issued until consummation of the Company’s initial business combination and (vi) the Board of Directors of the Company shall have duly established the terms of any security to be established subsequent to the date hereof and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded. We have also assumed that neither the issuance and delivery of any security to be established subsequent to the date hereof, nor the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of the Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
/s/ Proskauer Rose LLP